Exchange Act File No. 0-20760


                         FORM 8-A/A



             SECURITIES AND EXCHANGE COMMISSION

                     Washington, DC  20549

     FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
          PURSUANT TO SECTION 12(b) OR (g) OF THE

              SECURITIES EXCHANGE ACT OF 1934

                       PETRO UNION, INC.
  (Exact name of registrant as specified in its charter)
Colorado                                     84-1091986
(State of incorporation or                 (I.R.S. Employer or
organization)                             Identification No.)

575 Madison Ave., Suite 1006, New York, New York 10022
(Address of principal executive offices)
Securities to be registered pursuant to Section 12(b) of the Act:


                                             Name of each
                                             exchange on
Title of each class                          which each class is
to be so registered:                         to be registered:
None.                                        None.


Securities to be registered pursuant to Section 12(g) of the Act:
     Common Stock, no par value

Item 1.  Description of Registrant's Securities to be Registered.
a.   Capital Stock.

     Common Stock.

     The Company is authorized to issue 50,000,000 shares of Common Stock, no par value. Holders of Common Stock are entitled to dividends when, as and if declared by the Board of Directors out of funds available therefor. Holders of Common Stock are entitled to cast one vote for each share held at all stockholder meetings for all purposes including the election of directors. Cumulative voting for the election of directors is not permitted. The holders of a majority of the Common Stock issued and outstanding and entitled to vote, in person or by proxy, constitute a quorum at meetings of stockholders. For all matters, the affirmative vote of a majority of the shares entitled to vote thereon is required for approval. Upon liquidation or dissolution, the holder of each outstanding share of Common Stock will be entitled to share ratably in the net assets of the Company legally available for distribution to such stockholder after the payment of all debts and other liabilities. No holder of Common Stock has any preemptive or preferential rights to purchase or subscribe for any part of any unissued or any additional authorized stock or any securities of the Company convertible into shares of its stock, nor does any holder of Common Stock have redemption or conversion rights. The outstanding shares of Common Stock are, and any Common Stock offered subsequently will be when issued, fully paid and nonassessable.

Item 2.  Exhibits.

3.1     Restated Articles of Incorporation

3.2     Restated Bylaws

                                 SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Form 8-A/A Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

                              REGISTRANT

                              PETRO UNION, INC.


Dated: September 9, 1997        By: /s/ Randeep S. Grewal
                                   Randeep S. Grewal
                                   Chief Executive Officer